Filed Pursuant to Rule 433

Registration Statement No. 333-196982

July 29, 2014

Initial Public Offering July / August 2014

2 Green Bancorp, Inc. (the “Company” has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Sandler O’Neill + Partners, L.P. toll-free at 1-866-805-4128or Jefferies LLC toll-free at 877-547-6340. This presentation is not an offer to sell securities, nor is it a solicitation of an offer to buy securities in any locality, state, country or other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction. This presentation includes statistical and other data that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys, government agencies and other information available to us, which information may be specific to particular markets or geographic locations. Some data is also based on our good faith estimates, which are derived from knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information. While we are not aware of any misstatements regarding the statistical or other data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in our filings with the SEC. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources. This presentation may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. All statements other than historical facts included in this presentation may be forward-looking. Generally, the words “will,” “may,” “believes,” “expects,” “intends,” “anticipates,” “projects,” “plans,” “seeks,” and similar expressions are intended to identify forward-looking statements, which are not historical in nature. Forward-looking statements include statements regarding: strategies, outlook and growth prospects; future plans and potential for future growth; liquidity, capital resources and capital expenditures; growth in demand for products and services; economic outlook and industry trends; developments of markets; the impact of regulatory initiatives; and the strength of competitors. Forward-looking statements are based on management’s current expectations and involve risks and uncertainties that could cause actual results, performance or achievements to differ significantly from the historical results or those implied in forward-looking statements. You should not place undue reliance on forward-looking statements as a prediction of actual results. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based. For a discussion concerning risk factors and further information, please refer to our filings with the SEC. This presentation includes certain non-GAAP financial measures. These non-GAAP financial measures should be considered only as supplemental to, and not as superior to, financial measures prepared in accordance with GAAP. Please refer to the Appendix of this presentation for a reconciliation of the non-GAAP financial measures included in this presentation to the most directly comparable financial measures prepared in accordance with GAAP. Offering Disclosure

3 Offering Summary Issuer: Green Bancorp, Inc. Offering Size: 4,687,500 shares / $75 million at midpoint of range Filing Range: $15 - $17 Offering Structure: 100% primary Over-Allotment/Structure: 15% / 100% primary Implied Market Capitalization at Midpoint of Range Including Overallotment: $419 million Lock-Up: 180 days “GNBC” Use of Proceeds: $8 million for purchase of SharePlus and to contribute all but $5 million to the Bank for general corporate purposes Joint Lead Book-Runners: Sandler O’Neill & Partners, L.P.; Jefferies Book-Runners: J.P. Morgan; RBC Capital Markets; Keefe Bruyette & Woods

4 Investment Highlights Well-positioned within attractive major metropolitan markets in Texas Strong and experienced management team Portfolio banking model fuels organic growth Scalable portfolio and operating platform can accommodate significant organic growth and enhance profitability potential Experienced acquirer and integrator of financial institutions Disciplined and sophisticated credit process

5 Well-positioned Within Attractive Major Metropolitan Markets In Texas Overview Branch Map Financial Highlights Headquartered in Houston, TX Established in 2006 with Redstone Bank merger 12 Branches (excludes 4 SharePlus branches) Houston MSA (7) Dallas MSA (4) (and 3 from pending acquisition) Austin MSA (1) Louisville, KY MSA (1 from pending acquisition) Focused on commercial and private banking relationships Balance Sheet ($ in millions) Profitability Total Assets $1,752 Total Loans 1,404 Total Deposits 1,486 Equity 204 Tangible Common Equity / Tangible Assets 10.80% ROAA 0.82% ROAE 7.04 Net Interest Margin 3.79 Efficiency Ratio 61.3 3-31-14 (Unaudited*) *See Page 21

6 1 Branch Total Deposits $58.0 Total Loans $122.5 5 Portfolio Bankers 3.6% 7.6% 8.2% 9.1% 12.9% U.S. Texas Dallas Houston Austin 7 Branches Total Deposits $718.1 Total Loans $573.2 25 Portfolio Bankers 7 Branches Total Deposits $983.8 Total Loans $937.3 25 Portfolio Bankers - Growth - Income Growth 16.1% 21.7% 26.7% 28.3% 28.6% U.S. Texas Dallas Austin Houston MSAs(1) Rapid Population and Income Growth Well-positioned Within Attractive Major Metropolitan Markets In Texas (1) Dallas MSA is pro forma for SharePlus acquisition including 3 branches, $273.5mm in deposits, $228.7mm in loans and 5 portfolio bankers. SharePlus loan and deposit totals include one out-of-state location in Louisville, KY (Dollars in Millions) (Source: SNL Financial) Growing Presence in Texas’ Most Vibrant MSAs(1) Rapid Population and Income Growth

7 Strong And Experienced Management Team Manuel J. Mehos CEO, Green Bancorp, Inc. Chairman, Green Bank Former Chairman/CEO/President of Coastal Bancorp, Inc. Securities Sales at Goldman, Sachs & Co. C.P.A. at KPMG 28 Years in Banking M.B.AUniversity of Texas B.B.A. University of Texas Geoffrey D. Greenwade President, Green Bancorp, Inc. Former Wells Fargo Regional Manager of Business Banking 30 offices with 130 officers and managers EVP, Commercial Business Banking 30 Years in Banking M.B.A. Baylor University - 1986 B.B.A. Texas A&M University - 1983 John P. Durie Executive Vice President and Chief Financial Officer Former President and COO of Northwest Bank, N.A. First Interstate Bank Managed Texas M&A Activity Problem Asset Resolution CFO of Workout Subsidiary 31 Years in Banking B.B.A. University of Oklahoma - 1984 Name and Title Qualification Details Education Details Members of our management team have successfully led over 30 bank M&A transactions

8 Portfolio Bankers Primary customer contact; allow us to build and maintain long-term relationships leading to increased business opportunities and referrals Originate quality loans, attract and retain low cost deposits and generate fee income Key driver of our organic growth strategy Improves our risk profile through ongoing and proactive credit monitoring and loan servicing 21 Private and business bankers focus on emerging, affluent and small business customers 29 Commercial and specialty bankers focus on C&I, real estate, energy, mortgage warehouse and SBA loans Portfolio Banker Growth Strategy Target Customer Businesses, entrepreneurs, individuals in our target markets Commercial customers with annual revenues between $5 million and $150 million

Scalable Portfolio And Operational Platform

Scalable Platform & Portfolio Banker Growth Strategy

- Our team of portfolio bankers has expanded to 50 with an average tenure of three years
- Generally expect five years for our portfolio bankers to reach full capacity
- Efficiency ratio decreased from 103.4% in 2009 to 61.3% in 2014Q1
- Asset growth from $545.4 million to $1.8 billion during the same period with significant organic growth

- Hire additional seasoned and proven bankers through:
    - Attractive compensation package, active and growing bank, responsive decision making
    - Provide a full line of business and retail products
    - Beat small competitors with size and sophistication – Beat large competitors with speed and service

Loans

- **11th largest commercial and industrial loan portfolio among banks headquartered in Texas**

(Source: SNL Financial)



Total CAGR: 37%
Organic CAGR: 36%
$373
$556
$891
$1,205
$1,359
$1,404
2009
2010
2011
2012
2013
2014-Q1
Organic Growth
Impact of Acquisitions (In Year Acquired)

Deposits

- **Average deposits of $123.9 million per branch; significantly higher relative to competitors**



Total CAGR: 31%
Organic CAGR: 22%
$467
$702
$1,158
$1,461
$1,447
$1,486
2009
2010
2011
2012
2013
2014-Q1
Organic Growth
Impact of Acquisitions (In Year Acquired)

GREEN BANCORP
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10 Experienced Acquirer With Strong Track Record Potential Acquisition Targets 500 banks headquartered in the state of Texas 85 of the above are between $100 M - $1.5 B in assets 150 headquartered in 3 primary MSA markets Significant In-market Acquisition Opportunities Remain Redstone Bank, N.A. LaJolla / One West Main Street Bank Opportunity Bank SharePlus Bank $ 182.7 million - Deposits $ 85.4 million - Loans 2 Branches 12/31/2006 $ 188.4 million - Deposits 1 Branch 10/29/2010 10/21/2011 $167.7 million - Deposits $ 12.7 million - Loans 3 Branches $ 44.1 million - Deposits $ 25.6 million - Loans 1 Branch 05/31/2012 Expected Close 4Q-2014 $273.5* million Deposits $228.7* million - Loans 4 Branches (*as of 3/31/14) (Source: SNL Financial)

SharePlus Acquisition Highlights

Transaction Overview

- Acquisition announced on May 5, 2014; expected closing in Q4 2014
- 100% cash consideration of $46.2 million or 1.42x(1) tangible book value at announcement
- Headquartered in Plano, TX, SharePlus was founded as a credit union in 1958, became a publicly traded entity in 2010 and converted its federal thrift charter to a state chartered bank in December 2013
- SharePlus adds $315.8 million in total assets, $273.5 million in total deposits and $228.7 million in total loans as of March 31, 2014
- Transaction is expected to be accretive to future year's earnings

Strategic Rationale

- Consistent with Green Bank's strategic objective to build a high-performing community banking enterprise with a diversified asset mix, core deposit focus, strong credit culture, and commitment to the communities it serves
- Strengthens existing Dallas presence by adding 3 branches in the Dallas MSA and 1 additional branch in Louisville, KY and a total of 5 additional portfolio bankers

(1) Acquisition multiple based on per share values disclosed in SharePlus's proxy statement

GREEN BANCORP

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12 Disciplined & Sophisticated Credit Governance Process Disciplined underwriting criteria Well-defined credit processes Early stage and ongoing risk monitoring and review process Limited individual loan authority Loan Committee review of credits exceeding established thresholds Portfolio managers incentivized to support credit metrics Strong credit metrics as of March 31, 2014 NPAs/Assets 1.10% NPLs/Loans: 0.90% NCO Ratio: 0.18% Diversified loan portfolio: $1.4 billion as of March 31, 2014 Total Loans: $1.4bn (3/31/14) Residential Mortgage 8% Commercial RE 22% C&I 48% Consumer & Other 0% C&D 11% Owner-occupied CRE 11%

13 Continued Improvement In Performance And Profitability Efficiency Ratio Return on Average Assets Net Interest Margin Net Income ($000s) 76.1% 72.0% 63.7% 64.6% 61.3% 2010 2011 2012 2013 Q1 2014 3.50% 3.47% 3.68% 3.49% 3.79% 2010 2011 2012 2013 Q1 2014 0.26% 0.10% 0.59% 0.75% 0.82% 2010 2011 2012 2013 Q1 2014 $1,659 $1,017 $8,535 $12,610 $3,488 2010 2011 2012 2013 Q1 2014

14 Q2 2014 Recent Developments Net Income and Profitability Q2 2014 net income range: $4.4 to $4.7 million as compared to $3.3 million YoY for the same period YTD net income range: $7.9 million to $8.2 million as compared to $6.0 million YoY for the same period The increase in net income is primarily attributable to an increase in net interest income ROAA range: 1.00% to 1.05% for the quarter and 0.91% to 0.94% YTD Balance Sheet Growth (as of June 30, 2014) Total loans of $1.4 billion, a $172.7 million or 13.7% increase YoY Total deposits of $1.5 billion, a $50.3 million or 3.4% increase YoY Balance sheet growth is primarily driven by the execution of our growth strategy and continued strength of our target markets

15 Well-positioned For Rising Rates Change in Net Interest Income: 12-Month Horizon We manage our exposure by structuring our balance sheet in the ordinary course of business 77% of loans are variable rate 16.36% 8.66% 0.00% (3.46%) +200 bps +100 bps Base -100 bps

16 Key Short-Term Strategies Grow organically by maximizing production of existing team Select and disciplined acquisitions by leveraging reputation, experience and market position Improve profitability by maximizing efficiency of production staff, lowering cost of funds, improving balance sheet efficiency and maintaining asset sensitive position. Maintain top tier credit quality by maintaining standards, quality underwriting and continual monitoring

17 Investment Highlights Well-positioned within attractive major metropolitan markets in Texas Strong and experienced management team Portfolio banking model fuels organic growth Scalable portfolio and operating platform can accommodate significant organic growth and enhance profitability potential Experienced acquirer and integrator of financial institutions Disciplined and sophisticated credit process

18 Appendix

19 Green Bancorp, Inc. Common Stock Ownership (3/31/2014 - Unaudited) Friedman Fleischer & Lowe, LLC 5,005,894 24.1% 5,005,894 21.3% Harvest Partners, LP 5,005,894 24.1% 5,005,894 21.3% Pine Brook Road Partners, LLC 5,005,894 24.1% 5,005,894 21.3% Executive Management 309,844 1.5% 1,883,549 8.0% Other 5,452,728 26.2% 6,651,898 28.1% 20,780,254 23,553,129 Primary Fully Diluted

20 Board Of Directors Green Bancorp, Inc. Manuel J. Mehos, Chairman and CEO Green Bancorp, Inc. Stephen Eisenstein, Senior Managing Director - Harvest Partners, L.P. Steven D. Lerner, President & CEO The Redstone Companies, LP Cas A. Schneller, Managing Director – Friedman Fleischer & Lowe, LLC Stefanie L. Shelley, Chief Marketing Officer – Broadridge Financial Solutions, Inc. Alan M. Silberstein, President – Allston Associates LLP Robert B.B. Smith, Director-Investments – Friedkin Companies, Inc. William Spiegel, Managing Director Pine – Brook Road Partners, LLC

21 Reconciliation Of GAAP And Adjusted Measures March 31, 2014 2013 2012 2011 2010 2009 Efficiency Ratio Noninterest expense $10,597 $39,965 $35,742 $26,459 $17,797 $14,960 Net interest income 15,676 57,042 51,608 34,662 21,559 13,893 Noninterest income 1,607 4,812 5,109 2,087 1,835 571 Adjustments: Bargain purchase gain from acquisitions - - 578 - - - Noninterest income, excluding bargain purchase gains from acquisitions $1,607 $4,812 $4,531 $2,087 $1,835 $571 Efficiency Ratio 61.31% 64.61% 63.67% 72.00% 76.08% 103.43% For the Year Ended December 31, (Dollars in Thousands)

22 Reconciliation Of GAAP And Adjusted Measures March 31, 2014 2013 2012 2011 2010 2009 Tangible Common Equity Total Shareholders' Equity $203,600 $199,218 $188,211 $153,423 $150,525 $53,598 Adjustments: Goodwill 15,672 15,672 15,672 15,672 8,522 6,933 Core Deposit Intangibles 923 984 1,230 1,245 313 - Tangible Common Equity 187,005 182,562 171,309 136,506 141,690 46,665 Tangible Assets Total Assets 1,751,563 1,703,127 1,674,800 1,335,376 874,115 545,441 Adjustments: Goodwill 15,672 15,672 15,672 15,672 8,522 6,933 Core Deposit Intangibles 923 984 1,230 1,245 313 - Tangible Assets $1,734,968 $1,686,471 $1,657,898 $1,318,459 $865,280 $538,508 Tangible Common Equity to Tangible Assets 10.8% 10.8% 10.3% 10.4% 16.4% 8.7% For the Year Ended December 31, (Dollars in Thousands)